Exhibit 99

                                      FOR IMMEDIATE RELEASE
                                      APRIL 30, 1996

                                      Contact Nancy Valentine,
                                      Mayor, City of Ansonia
                                      phone (203) 736-5900

                                                        and

                                                Ruth Connors,
                                      Superindendant of Schools,
                                      City of Ansonia
                                      phone (203) 736-5095

                                                        and

                                      Betsy Henley-Cohn,
                   Chairwoman, Birmingham Utilities, Inc.
                                           (203) 735-1888



    The City of Ansonia and Birmingham Utilities, Inc. announced today that they have reached agreement for the sale by the Company to the City of Ansonia of the Ansonia portion of the Company's Sentinel Hill Property to be used for construction of the City's proposed new high school and for open space and recreational purposes. The total purchase price agreed to is $1,041,350, which amounts to $17,650 per acre for the approximately 59 acres in the parcel and is the same price previously used by the City in its funding application to the State of Connecticut.

    The agreement is subject to approval by the City's Board of Alderman and by the Connecticut Department of Public Utility Control. The City plans to present the agreement to the Board of Aldermen at its May 7, 1996 meeting. The Company is already preparing its application to the DPUC. The DPUC may by statute take up to 150 days to decide the Company's application.

    Mayor Nancy Valentine stated that, "For the first time in our history, we are looking to create a conservation land trust for the preservation of this magnificent parcel.
At the same time, we will create educational and recreational areas for our community."

    Superindendant of Schools Ruth Connors commented that, "The signing of this Agreement by the City of Ansonia is a significant step toward a realization of our dreams for state-of-the-art schools in Ansonia. We are delighted that we have been able to work cooperatively with Birmingham Utilities in acquiring this parcel."

    Betsy Henley-Cohn, the Chairwoman of the Company's Board of Directors said, "We are pleased that Ansonia and its leaders have demonstrated the vision and commitment to education and open space that this transaction represents. For the past ten years, since our Company initiated its plans to sell its property no longer needed for water supply purposes, we have tried to work with our communities' elected officials so that the property could be put to the most beneficial uses for all involved. Today's agreement is a wonderful example of how that process can work."